UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2019

ICONIC BRANDS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-227420	13-4362274
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

44 Seabro Avenue

Amityville, NY 11701

(Address of principal executive offices) (zip code)

(866) 219-8112

(Registrant’s telephone number, including area code)

______________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 3 – Securities and Trading Markets

Item 3.03 Material Modification to Rights of Security Holders.

The disclosure in Item 5.03 below is incorporated herein by reference.

Section 5 – Corporate Governance and Management

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Certificate of Correction re: Reverse Split

Effective January 18, 2019 (the “Effective Date”), we effectuated a reverse stock split of the issued and outstanding shares of our common stock, at a ratio of 1-for-250 (one share of new common stock for each two hundred fifty shares of old common stock) (the “Reverse Split”), upon the completion of a review by the Financial Industry Regulatory Authority. To effect the Reverse Split, we filed a Certificate of Amendment (the “Amendment”) of our Articles of Incorporation with the State of Nevada on November 2, 2018, and the Amendment was subsequently modified by a Certificate of Correction filed on March 1, 2019.

The Board of Directors adopted a resolution on May 21, 2018 to approve the Amendment and the Reverse Split. On the same date, by written consent of a majority of shares entitled to vote, our shareholders approved the Amendment and Reverse Split.

As a result of the Reverse Split, the total number of shares of common stock held by each stockholder of the Company were converted automatically into the number of shares of common stock equal to (i) the number of issued and outstanding shares of common stock held by each such stockholder immediately prior to the Reverse Split, divided by (ii) 250, with such resulting number of shares rounded up to the nearest whole share. We issued one whole share of the post-Reverse Split common stock to stockholders who otherwise would have received a fractional share as a result of the Reverse Split. As a result, no fractional shares were issued in connection with the Reverse Split and no cash or other consideration was paid in connection with any fractional shares that would otherwise have resulted from the Reverse Split.

Also as a result of the Reverse Split, all options, warrants and other convertible securities of the Company outstanding immediately prior to the Reverse Split were adjusted by dividing the number of shares of common stock into which the options, warrants and other convertible securities are exercisable or convertible by 250 and multiplying the exercise or conversion price thereof by 250, all in accordance with the terms of the plans, agreements or arrangements governing such options, warrants and other convertible securities.

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On the Effective Date, the trading symbol for our common stock changed to ICNBD for a period of 20 business days, after which the final “D” was removed from the Company’s trading symbol, reverting to the original symbol of “ICNB.” In connection with the Reverse Split, the CUSIP number for the Common Stock changed to 45107V306.

Stockholders who are holding their shares in electronic form at brokerage firms do not need to take any action, as the effect of the Reverse Split was automatically reflected in their brokerage accounts. Stockholders holding paper certificates may (but are not required to) send the certificates to our transfer agent and registrar, Island Stock Transfer, at the address set forth below. Island Stock Transfer will issue a new stock certificate reflecting the Reverse Split to each requesting stockholder.

Island Stock Transfer

15500 Roosevelt Blvd., Suite 301

Clearwater, FL 33760

As of January 18, 2018, we had 1,429,941,153 shares of common stock issued and outstanding. The immediate effect of the reverse split was to reduce the number of issued and outstanding shares of our common stock from 1,429,941,153 to approximately 5,719,765 (based on a 1-for-250 ratio and not accounting for rounding up of fractional shares).

The Reverse Split had no effect on the par value of our common stock or our preferred stock.

Immediately after the Reverse Split, each stockholder’s percentage ownership interest in the Company and proportional voting power remained unchanged, except for minor changes and adjustments that resulted from the treatment of fractional shares. The rights and privileges of the holders of shares of common stock was substantially unaffected by the Reverse Split.

Certificate of Correction re: Decrease of Authorized Common Stock

Also on the Effective Date, our authorized common stock decreased from 2,000,000,000 shares to 200,000,000 shares (the “Common Authorized Decrease”). The Common Authorized Decrease took effect simultaneously with the Reverse Split, as set forth in the Amendment.

The Common Authorized Decrease was approved by our Board of Directors on October 8, 2018. On the same date, by written consent of a majority of shares entitled to vote, our shareholders also approved the Common Authorized Decrease.

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Section 8 – Other Events

Item 8.01 Other Events.

On January 17, 2019, the Company issued a press release announcing the Reverse Split. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

3.1	Certificate of Amendment of the Articles of Incorporation, dated November 2, 2018

3.2	Certificate of Correction to Certificate of Amendment of the Articles of Incorporation, dated March 1, 2019

99.1	Press Release of Iconic Brands, Inc., dated January 17, 2019

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Iconic Brands, Inc.

Dated: March 4, 2019	By:	/s/ Richard J. DeCicco
Richard J. DeCicco
	Its:	Chief Executive Officer

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